EXHIBIT 10.5

Fidelity National Information Services, Inc.

Notice of Restricted Stock Unit Grant

You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units”) denominated in shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Shares”), pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”):

Grantee:	«Name»
Number of Restricted Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting Schedule:	One-third vests on February 28, 2025 One-third vests on February 28, 2026 One-third vests on February 28, 2027

See the Restricted Stock Unit Award Agreement and Plan Prospectus for the specific provisions related to this Notice of Restricted Stock Unit Grant and other important information concerning this award.

Amended 2024 Performance Goals for 2022 Annual Performance Stock Unit Award
Reference is hereby made to that certain Notice of Performance Stock Unit Grant (identified as an annual grant) with a grant date in 2022 and the Performance Stock Unit Award Agreement attached thereto (collectively, the “2022 Annual PSU Agreement”) between the Grantee and the Company. By accepting the Restricted Stock Units hereunder, the Grantee hereby acknowledges and agrees that, for the measurement period starting on January 1, 2024 and ending on December 31, 2024 (“Period 3 Measurement Period”), the performance goals set forth in Exhibit B attached hereto (the “2024 Performance Goals”) and the time-based restrictions set forth therein will apply to the performance stock units eligible to be earned in respect of the Period 3 Measurement Period pursuant to the 2022 Annual PSU Agreement.

Accordingly, Exhibit A of the 2022 Annual PSU Agreement shall be deemed replaced with Exhibit B attached hereto (and the references to “Exhibit A” in the 2022 Annual PSU Agreement shall be deemed to refer to Exhibit B attached hereto) as necessary and appropriate with respect to the performance stock units eligible to be earned in respect of the Period 3 Measurement Period pursuant to the 2022 Annual PSU Agreement.

Amended 2024 Performance Goals for 2022 High Contributor Performance Stock Unit Award
Reference is hereby made to that certain Notice of Performance Stock Unit Grant (identified as “high contributor” award) with a grant date in 2022 and the Performance Stock Unit Award Agreement attached thereto (collectively, the “2022 High Contributor PSU Agreement”) between the Grantee and the Company. By accepting the Restricted Stock Units hereunder, the Grantee hereby acknowledges and agrees that, for the measurement period starting on January 1, 2024 and ending on December 31, 2024 (“Period 3 Measurement Period”), the performance goals set forth in Exhibit B-HC attached hereto (the “2024 Performance Goals”) and the time-based restrictions set forth therein will apply to the performance stock units eligible to be earned in respect of the Period 3 Measurement Period pursuant to the 2022 High Contributor PSU Agreement.

Accordingly, Exhibit A of the 2022 High Contributor PSU Agreement shall be deemed replaced with Exhibit B-HC attached hereto (and the references to “Exhibit A” in the 2022 High Contributor PSU Agreement shall be deemed to refer to Exhibit B-HC attached hereto) as necessary and appropriate with respect to the performance stock units eligible to be earned in respect of the Period 3 Measurement Period pursuant to the 2022 High Contributor PSU Agreement.

Fidelity National Information Services, Inc.

2022 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

SECTION 1.    GRANT OF RESTRICTED STOCK UNITS

(a) Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant (the “Grant”) and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Grant Date the Restricted Stock Units set forth in the Grant and the Grantee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b) Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the “Plan”). All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof or the Grant is inconsistent with a provision of the Plan, the provisions of the Plan shall govern. All capitalized terms that are used in the Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL

(a) Forfeiture. The Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest in accordance with Exhibit A, except (i) in the case of death, Disability (as defined below), Qualified Full Retirement (as defined below), Qualified Early Retirement (as defined below), Qualified Involuntary Termination (as defined below), or Termination Without Cause (as defined below) of the Grantee or (ii) to the extent otherwise provided by this Agreement or the provisions of an employment agreement between the Company or its Subsidiary and the Grantee. All unvested Restricted Stock Units shall be forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary for any reason, provided that:

(i)In the event of the Grantee’s death or Disability, all unvested Restricted Stock Units shall vest as of the date of the Grantee’s death or Disability and become free of any forfeiture and transfer restrictions described in this Agreement and payment shall be made in respect of such Restricted Stock Units in accordance with Section 3 of this Agreement.

(ii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Full Retirement prior to the vesting of the Restricted Stock Units and if the unvested Restricted Stock Units have been outstanding for a period of at least nine (9) months as of the date of the Grantee’s eligible retirement date specified in the Notice of Retirement (as defined below), then all such unvested Restricted Stock Units shall continue to vest in accordance with the terms of this Agreement on the applicable Vesting Date specified in Exhibit A. Any unvested Restricted Stock Units that have been outstanding for a period of less than nine (9) months as of the Grantee’s eligible retirement date specified in the Notice of Retirement shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. If the Grantee gives Notice of Retirement meeting all of the requirements under the Qualified Retirement Equity Program (as defined below) and the Company specifies an approved retirement date that is prior to the date on which the Restricted Stock Units have been outstanding for at least nine (9) months, such affected Restricted Stock Units shall continue to be treated as an Eligible Equity Award (as defined in the Qualified Retirement Equity

Program). Restricted Stock Units that become vested pursuant to this Section 2(a)(ii) shall be paid upon the Vesting Date specified in Exhibit in accordance with Section 3 hereof. The continued vesting due to a Qualified Full Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution of a release of all claims against the Company and its affiliates and related parties in such form as is reasonably required by the Company. To be eligible for a Qualified Full Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Early Retirement (such date of termination, the “Early Retirement Date”) prior to the vesting of the Restricted Stock Units, then (A) where such Early Retirement Date occurs after the Grant Date but on or prior to February 28, 2025, the Portion of Restricted Stock Units Granted (as set forth in Exhibit A) scheduled to vest on February 28, 2025 in accordance with Exhibit A shall vest on February 28, 2025 as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the Grant Date through such Early Retirement Date, divided by the total number of days between the Grant Date and February 28, 2025; (B) where such Early Retirement Date occurs after February 28, 2025 but on or prior to February 28, 2026, the Portion of Restricted Stock Units Granted scheduled to vest on February 28, 2026 in accordance with Exhibit A shall vest on February 28, 2026 as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after February 28, 2025 through such Early Retirement Date, divided by the total number of days between February 28, 2025 and February 28, 2026; or (C) where such Early Retirement Date occurs after February 28, 2026 but on or prior to February 28, 2027, the Portion of Restricted Stock Units Granted scheduled to vest on February 28, 2027 in accordance with Exhibit A shall vest on February 28, 2027 as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after February 28, 2026 through such Early Retirement Date, divided by the total number of days between February 28, 2026 and February 28, 2027; provided that in each case of the foregoing clauses (A), (B) and (C), all other unvested Restricted Stock Units as of the Early Retirement Date (including any Portion of Restricted Stock Units Granted in excess of the pro rata amount described above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Restricted Stock Units that become vested pursuant to this Section 2(a)(iii) shall be paid on the Payment Date in accordance with Section 3 hereof. The vesting of any Restricted Stock Units pursuant to a Qualified Early Retirement described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement (including, upon request by the Company, the Grantee’s execution of a compliance certificate confirming the Grantee’s compliance with Section 6 of this Agreement) and the execution of a release of all claims against the Company and its affiliates and related parties in such form as is reasonably required by the Company. To be eligible for a Qualified Early Retirement, the Grantee must provide Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.

(iv)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Involuntary Termination prior to the vesting of the Restricted Stock Units, then all such unvested Restricted Stock Units as of the date of the Qualified Involuntary Termination shall continue to vest in accordance with the terms of this Agreement for the twelve (12) month period immediately following the date of the Qualified Involuntary Termination, after which any unvested Restricted Stock Units that have not vested as of the end of such twelve (12) month period shall be forfeited for no consideration. Restricted Stock Units that become vested pursuant to this Section 2(a)(iv) on the applicable Vesting Date specified in Exhibit A occurring during such twelve (12) month period shall be paid in accordance with Section 3 hereof. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Grantee’s compliance with the provisions of Section 6 of this Agreement.

(v)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Termination Without Cause (other than if the Grantee is discharged by the Company for reasons related to the Grantee’s work performance, as determined by the Company in its sole discretion, including, without limitation, termination for poor job performance, misconduct or violation of Company policies or rules, in which case all unvested Restricted Stock Units shall be forfeited for no consideration) and such termination is not a Qualified Involuntary Termination (such date of termination, the “Termination Date”), then (A) where such Termination Date occurs after the Grant Date but on or prior to February 28, 2025, the Portion of Restricted Stock Units Granted scheduled to vest on February 28, 2025 in accordance with Exhibit A shall vest as of such Termination Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after the Grant Date through such Termination Date, divided by the total number of days between the Grant Date and February 28, 2025; (B) where such Termination Date occurs after February 28, 2025 but on or prior to February 28, 2026, the Portion of Restricted Stock Units Granted scheduled to vest on February 28, 2026 in accordance with Exhibit A shall vest as of such Termination Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after February 28, 2025 through such Termination Date, divided by the total number of days between February 28, 2025 and February 28, 2026; or (C) where such Termination Date occurs after February 28, 2026 but on or prior to February 28, 2027, the Portion of Restricted Stock Units Granted scheduled to vest on February 28, 2027 in accordance with Exhibit A shall vest as of such Termination Date as to a pro rata Portion of Restricted Stock Units Granted, which shall be the amount of Portion of Restricted Stock Units Granted prorated based on the ratio of the number of days that lapsed after February 28, 2026 through such Termination Date, divided by the total number of days between February 28, 2026 and February 28, 2027; provided that in each case of the foregoing clauses (A), (B) and (C), all other unvested Restricted Stock Units as of the Termination Date (including any Portion of Restricted Stock Units Granted in excess of the pro rata amount described above) shall be immediately forfeited for no consideration upon the termination of the Grantee’s employment with the Company or its Subsidiary. All Restricted Stock Units that become vested pursuant to this Section 2(a)(v) shall be paid on the Payment Date in accordance with Section 3 hereof.

(vi)For purposes hereof:

(1)“Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or its Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or its Subsidiary, “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, any breach of Section 6 of this Agreement, (F) material breach of the Company’s business policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(2)“Disabled” or “Disability” shall mean (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee.

(3)“Good Reason” shall apply in this Agreement only if the Grantee has an employment agreement with the Company or its Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

(4)“Qualified Early Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ prior written notice to the Company (the “Notice of Retirement”) that is provided upon or after the Grantee’s attaining a minimum of sixty-five (65) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

(5)“Qualified Full Retirement”1 shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon six (6) months’ Notice of Retirement that is provided upon or after the Grantee’s attaining a minimum of seventy-five (75) “points” as determined upon the date of Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of sixty (60) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of fifteen (15) Years of Service.

(6)“Qualified Involuntary Termination” shall mean the Grantee’s Termination Without Cause at a time when the Grantee would have satisfied the age and service requirements for a Qualified Full Retirement on the date of termination.

(7)“Qualified Retirement Equity Program” shall mean the Company’s Amended and Restated Qualified Retirement Equity Program approved by the Company’s Compensation Committee effective as of January 30, 2024, as may be amended or restated from time to time.

(8)“Termination Without Cause” shall mean the involuntary termination of the Grantee’s employment by the Company or its Subsidiaries without Cause (and other than due to death or Disability).

(9)“Years of Service” shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

1 Reflects the definition of a Qualified Early Retirement or Qualified Full Retirement for participants located in the United States. Eligibility definitions for a Qualified Early Retirement or Qualified Full Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Early Retirement or Qualified Full Retirement for participants located outside of the United States and for the current notification process in place at the time you wish to provide Notice of Retirement.

(vii)If any provision of this Section 2 conflicts with any provision of an employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary, which is currently or then in effect, such conflicting provisions of the Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to the Grantee.

(b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Restricted Stock Units are subject to a Period of Restriction.

(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock Units in accordance with the Grant. For the avoidance of doubt, once Restricted Stock Units vest, the Period of Restriction lapses as to those Restricted Stock Units. Subject to the terms of the Plan and Sections 4(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall be entitled to payment in accordance with Section 3 hereof.

(d) Change in Control.

(i)Subject to Section 2(d)(ii) below, in the event of a Change in Control (including, for the avoidance of doubt, a Change in Control that occurs within three (3) months following an Involuntary Termination of the Grantee), all unvested Restricted Stock Units shall immediately vest in full but, notwithstanding Section 3 of this Agreement, payment shall not be made in respect of any such vested Restricted Stock Units until such time that the Restricted Stock Units would have otherwise become payable in accordance with the provisions of this Agreement (absent the occurrence of such Change in Control); provided, however, that, in the event of an Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, payment shall be made in respect of any such vested Restricted Stock Units (unless required to be made earlier pursuant to Section 3 hereof) as soon as practicable (and in no case more than thirty (30) days) after the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement.

(ii)If the outstanding Restricted Stock Units are assumed (or a substantially equivalent award is substituted therefor) or otherwise remain outstanding following the Change in Control other than any Restricted Stock Units in respect of which an Involuntary Termination of the Grantee occurred prior to a Change in Control (a “Continuing Award”), then such Continuing Award shall vest on the same terms as specified herein (absent the occurrence of such Change in Control); provided, that in the event of the Involuntary Termination of the Grantee within twenty-four (24) months following the Change in Control, such Continuing Award shall immediately vest in full upon the date of such Involuntary Termination and payment shall be made as soon as practicable (and in no case more than thirty (30) days) upon the date of such Involuntary Termination, subject to any delay in payment required by Section 7(j) of this Agreement.

SECTION 3. PAYMENT IN RESPECT OF RESTRICTED STOCK UNITS

Except as specifically provided herein, as soon as practicable (and in no case more than thirty (30) days) after a Restricted Stock Unit becomes vested (the “Payment Date”), the Company shall make payment to the Grantee in respect of the vested Restricted Stock Units by delivering to the Grantee a number of Shares equal to the number of Restricted Stock Units that vested or, in the sole discretion of the Company, in cash, in U.S. dollars or other currency, equal to the Fair Market Value on the Payment Date of the number of Restricted Stock Units that vested (or a combination of cash and Shares thereof) less any required tax withholding pursuant to Section 7(b) of this Agreement.

SECTION 4.     TRADING STOCK AND SHAREHOLDER RIGHTS; TRANSFER RESTRICTIONS; HOLDING REQUIREMENT FOLLOWING PERIOD OF RESTRICTION

(a)The Grantee is subject to insider trading liability if the Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), or someone designated as an “insider” by the Company, the Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as “blackout periods.” A recurring “blackout period” begins at the close of the market on the 15th day of the third month of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)Prior to the Payment Date, the Grantee shall not have any rights as a shareholder of the Company in connection with these Restricted Stock Units and the Grantee’s interest in the Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares upon the Payment Date, the Grantee shall have all rights as a shareholder with respect to such Shares.

(c)The Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock Units and Company stock; (ii) engaging in short sale transactions with the Restricted Stock Units and Company stock; and (iii) pledging the Restricted Stock Units and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Grantee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock Units and Company stock and (ii) engaging in short sale transactions with the Restricted Stock Units and Company stock.

(d)If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee as of the Payment Date pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Board; provided, however, that this Section 4(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

SECTION 5.    DIVIDEND EQUIVALENTS

(a)Any dividend equivalents earned with respect to Restricted Stock Units that remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b)Such held dividend equivalents shall be subject to the same Period of Restriction as the Restricted Stock Units to which they relate.
(c)Any dividend equivalents held pursuant to this Section 5 which are attributable to Restricted Stock Units that vest pursuant to this Agreement shall be paid to the Grantee at the same time payment is made hereunder with respect to such Restricted Stock Units.
(d)Dividend equivalents attributable to Restricted Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company for no consideration on the date such Restricted Stock Units are forfeited.

SECTION 6.    GRANTEE OBLIGATIONS; RESTRICTIVE COVENANTS

    In consideration for the benefits provided herein, the Grantee agrees to abide by the following terms:

(a)    Confidential Information. The Grantee has occupied a position of trust and confidence and has had access to substantial information about the Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates and Subsidiaries. The Grantee agrees that all such information is proprietary or confidential or constitutes trade secrets and is the sole property of the Company and/or its affiliates and Subsidiaries, as the case may be. The Grantee shall keep confidential and, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, shall not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates or Subsidiaries, nor shall the Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of the Grantee’s employment, for any reason, the Grantee shall not disclose, or permit or encourage anyone else to disclose, any such information, nor shall the Grantee use any such information, either alone or with others, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, except that this Agreement does not prohibit the Grantee from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal compliance officer; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self- regulatory organization.

(b)    Noncompetition, Nonsolicitation and Non-Hire. THE POST-EMPLOYMENT RESTRICTIVE COVENANTS IN THIS SECTION 6(B) DO NOT APPLY TO ANY GRANTEE WHO IS A RESIDENT IN THE STATE OF CALIFORNIA FOR SO LONG AS THE GRANTEE REMAINS A CALIFORNIA RESIDENT.  THE ONLY RESTRICTIVE COVENANTS IN THIS

SECTION 6(B) THAT APPLY TO THE GRANTEE WHILE A CALIFORNIA RESIDENT ARE THOSE PERTAINING TO THE PERIOD OF TIME WHILE THE GRANTEE REMAINS AN EMPLOYEE OF THE COMPANY OR ONE OF ITS SUBSIDIARIES. The Grantee acknowledges that he or she has acquired substantial knowledge and confidential information concerning the business of the Company and its affiliates and Subsidiaries as a result of his or her employment. The Grantee further acknowledges that the scope of business in which the Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by the Grantee in that business after the termination of the Grantee’s employment, for any reason, could severely injure the Company and its affiliates and Subsidiaries.

In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or any of its affiliates or Subsidiaries in which the Grantee has worked during the two-year period prior to termination of his or her employment;

(ii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve (12) months prior to the termination of the Grantee’s employment;

(iii)    “Prospective Customer” shall mean any business or person from which the Company or any of its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Grantee’s employment; and

(iv)    “Restricted Territory” shall mean any country or other geographic scope in which the Company or its affiliates or Subsidiaries conducted business in the twelve (12) months prior to the termination of the Grantee’s employment in relation to which the Grantee had material responsibilities.

During the Grantee’s employment and for a period ending on the later of (A) one year after the termination of the Grantee’s employment, for any reason (other than a Qualified Full Retirement or Qualified Early Retirement), or (B) in the case of a termination of the Grantee’s employment due to a Qualified Full Retirement or Qualified Early Retirement for purposes of post-termination vesting, the later of one year after the termination of the Grantee’s employment or the date on which the Restricted Stock Units become fully vested in accordance with Section 2(a)(ii) or 2(a)(iii) herein, the Grantee agrees:

(1)that, in the Restricted Territory, the Grantee shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any of its affiliates or Subsidiaries during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)    The Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. The Grantee agrees that the Company’s remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting the Grantee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, the Grantee and the Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of this Section 6 shall apply to restrict the Grantee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision shall apply as construed, amended, reformed or equitably modified.

(e)    The Grantee also recognizes and acknowledges that the value of the Restricted Stock Units he or she is receiving under this Agreement represents a portion of the Grantee’s value to the Company such that if the Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Restricted Stock Units represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Grantee of any applicable restriction contained in this Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Grantee breaches any restrictive covenant contained in this Section 6 as applicable to the Grantee, the Company shall also be entitled to revoke any unvested Restricted Stock Units and recover any shares (or the gross value of any shares) deliverable to the Grantee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any applicable restrictive covenant in this Section 6 by the Grantee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the Grantee, and shall remove such restriction placed on such shares only upon its determination in good faith that the Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Grantee.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a)Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Restricted Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b)Tax Withholding. Pursuant to Article 21 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to the Restricted Stock Units. The Company may condition the delivery of Shares (or the vesting of the Restricted Stock Units, if applicable) upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c)Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Grant by the Company, the Board or the Committee.

(d)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e)Choice of Law. This Agreement and the Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of Restricted Stock Units subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan, this Agreement or any employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary to the contrary, if the Grantee is a “specified employee” under Section 409A, no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the Restricted Stock Units subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.

SECTION 8.    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Grantee, in accepting the grant of Restricted Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, shall be at the sole discretion of the Committee.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its affiliates or Subsidiaries.

(g)In the event that the Grantee’s employer is not the Company, the grant of the Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units shall not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or subsidiary thereof.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or diminution in value of the Restricted Stock Units or any of the Shares issuable under the Restricted Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee’s employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9.    DATA PRIVACY

(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company or any of its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data shall be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

EXHIBIT A

Vesting and Restrictions

This grant is subject to Time-Based Restrictions, as described below (the “Period of Restriction”).

Time-Based Restrictions

Except as otherwise provided by this Agreement, in order for any Restricted Stock Units to vest, the Grantee must remain continuously employed by the Company or its Subsidiary from the Grant Date through each corresponding Vesting Date, as indicated in the chart below.

Vesting Date	Portion of Restricted Stock Units Granted
February 28, 2025	One-third
February 28, 2026	One-third
February 28, 2027	One-third

The portion of the Number of Restricted Stock Units Granted indicated next to each Vesting Date shall vest on such indicated Vesting Date (such vesting schedule referred to as the “Time-Based Restrictions”).

EXHIBIT B

Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIOD

Subject to the terms and conditions hereof and of the Plan, the Portion of Performance Stock Units Eligible to be Earned (as set forth in the table below) for the Period 3 Measurement Period (as set forth in the table below) are subject to the performance restrictions set forth below during the Measurement Period (the “Performance Restrictions”).

Measurement Period	Measurement Period Start Date	Measurement Period End Date	Portion of Performance Stock Units Eligible to be Earned
Period 3	January 1, 2024	December 31, 2024	One-third of the Performance Stock Units granted

2.PERFORMANCE GOALS

(a)The Performance Restrictions have been established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee may equitably adjust the Performance Restrictions below in the event a pandemic, force majeure event or similar event over which the Company has no control renders the Performance Goals ineffective.

(b)[REDACTED]

(c)After the end of the Period 3 Measurement Period, the Company will determine (and the Committee will certify) the total Performance Stock Units earned for such Measurement Period (based on the Portion of Performance Stock Units Eligible to be Earned for such Measurement Period), provided, however, the total Performance Stock Units earned for a Measurement Period, if any, shall remain subject to the Time-Based Restriction described in Section 4 below.

(d)The term “Revenue Growth” means the year over year percentage increase for the Measurement Period of GAAP revenue as reported in the Company’s Annual Report on Form 10-K, excluding the impact of fluctuations in foreign currency exchange rates for the current period compared to an adjusted revenue base for the 2023 calendar year period, and excluding revenues from the Company’s non-strategic businesses in the Company’s corporate and other segment.

(e)The term “EPS Growth” means the year over year percentage increase for the Measurement Period in percentage of adjusted earnings per share growth as reported in the Company’s year-end earnings schedules compared to a normalized prior year base of $4.44.

3.TSR MODIFIER

(a)After the end of each Measurement Period, the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, if any, shall be adjusted by applying a TSR modifier to the Performance Stock Units earned for such Measurement Period. The TSR Modifier is based on the Company’s Relative TSR Percentile Rank for the Measurement Period compared to the TSR of the S&P 500 companies, as described below. For the avoidance of doubt, the maximum amount of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period may not exceed 230% of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period. Following the application of the TSR Modifier to the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, then such earned Performance Stock Units, as modified by the TSR Modifier, shall be deemed to have satisfied the Performance Restriction described above (the “Banked Performance Stock Units”); provided, however, the Banked Performance Stock Units shall remain subject to the Time-Based Restriction described below.

TSR Modifier Structure
Percentile Performance	Modifier
>=75th percentile	+15%*
26th to 74th percentile	No adjustment
<=25th percentile	-15%*
            *multiplied by the total Performance Stock Units earned for each Measurement Period

(b)For all Measurement Periods subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period Start Date of the Period 1 Measurement Period, as reflected in Exhibit A of the Performance Stock Unit Award Agreement applicable to this Grant. If the shares of a company are removed from the Index due to bankruptcy or insolvency during a Measurement Period, the shares of that company will not be removed from the Peer Group. If the shares of a company in the Peer Group are removed from the Index due to merger, acquisition or other corporate action during a Measurement Period, the shares of the company removed from the Index will be removed from the Peer Group for a Measurement Period only where the date of removal from the Index occurs prior to the Measurement Period End Date of a Measurement Period.

(c)The calculation of the TSR for purposes of determining the TSR modifier for a Measurement Period is the average daily closing price per share for the last twenty (20) trading days of the Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Period. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the TSR modifier will be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR modifier formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Any Performance Stock Units that fail to be earned in a Measurement Period based on the satisfaction of the Performance Restriction for a Measurement Period shall be immediately forfeited to the Company.

Time-Based Restriction

4.TIME-BASED RESTRICTION

Except as otherwise provided by the 2022 Annual PSU Agreement, for any Banked Performance Stock Units to vest, the Grantee must remain continuously employed by the Company from the Grant Date through the third anniversary of the Grant Date (the “Time-Based Restriction”).

EXHIBIT B-HC

Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIOD

Subject to the terms and conditions hereof and of the Plan, the Portion of Performance Stock Units Eligible to be Earned (as set forth in the table below) for the Period 3 Measurement Period (as set forth in the table below) are subject to the performance restrictions set forth below during the Measurement Period (the “Performance Restrictions”).

Measurement Period	Measurement Period Start Date	Measurement Period End Date	Portion of Performance Stock Units Eligible to be Earned
Period 3	January 1, 2024	December 31, 2024	One-third of the Performance Stock Units granted

2.PERFORMANCE GOALS

(a)The Performance Restrictions have been established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee may equitably adjust the Performance Restrictions below in the event a pandemic, force majeure event or similar event over which the Company has no control renders the Performance Goals ineffective.

(b)[REDACTED]

(c)After the end of the Period 3 Measurement Period, the Company will determine (and the Committee will certify) the total Performance Stock Units earned for such Measurement Period (based on the Portion of Performance Stock Units Eligible to be Earned for such Measurement Period), provided, however, the total Performance Stock Units earned for a Measurement Period, if any, shall remain subject to the Time-Based Restriction described in Section 4 below.

(d)The term “Revenue Growth” means the year over year percentage increase for the Measurement Period of GAAP revenue as reported in the Company’s Annual Report on Form 10-K, excluding the impact of fluctuations in foreign currency exchange rates for the current period compared to an adjusted revenue base for the 2023 calendar year period, and excluding revenues from the Company’s non-strategic businesses in the Company’s corporate and other segment.

(e)The term “EPS Growth” means the year over year percentage increase for the Measurement Period in percentage of adjusted earnings per share growth as reported in the Company’s year-end earnings schedules compared to a normalized prior year base of $4.44.

3.TSR MODIFIER

(a)After the end of each Measurement Period, the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, if any, shall be adjusted by applying a TSR modifier to the Performance Stock Units earned for such Measurement Period. The TSR Modifier is based on the Company’s Relative TSR Percentile Rank for the Measurement Period compared to the TSR of the S&P 500 companies, as described below. For the avoidance of doubt, the maximum amount of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period may not exceed 230% of the Portion of Performance Stock Units Eligible to be Earned for each Measurement Period. Following the application of the TSR Modifier to the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, then such earned Performance Stock Units, as modified by the TSR Modifier, shall be deemed to have satisfied the Performance Restriction described above (the “Banked Performance Stock Units”); provided, however, the Banked Performance Stock Units shall remain subject to the Time-Based Restriction described below.

TSR Modifier Structure
Percentile Performance	Modifier
>=75th percentile	+15%*
26th to 74th percentile	No adjustment
<=25th percentile	-15%*
            *multiplied by the total Performance Stock Units earned for each Measurement Period

(b)For all Measurement Periods subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period Start Date of the Period 1 Measurement Period, as reflected in Exhibit A of the Performance Stock Unit Award Agreement applicable to this Grant. If the shares of a company are removed from the Index due to bankruptcy or insolvency during a Measurement Period, the shares of that company will not be removed from the Peer Group. If the shares of a company in the Peer Group are removed from the Index due to merger, acquisition or other corporate action during a Measurement Period, the shares of the company removed from the Index will be removed from the Peer Group for a Measurement Period only where the date of removal from the Index occurs prior to the Measurement Period End Date of a Measurement Period.

(c)The calculation of the TSR for purposes of determining the TSR modifier for a Measurement Period is the average daily closing price per share for the last twenty (20) trading days of the Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Period. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the

TSR modifier will be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR modifier formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Any Performance Stock Units that fail to be earned in a Measurement Period based on the satisfaction of the Performance Restriction for a Measurement Period shall be immediately forfeited to the Company.

Time-Based Restriction

4.TIME-BASED RESTRICTION

Except as otherwise provided by the 2022 High Contributor PSU Agreement, for any Banked Performance Stock Units to vest, the Grantee must remain continuously employed by the Company from the Grant Date through the third anniversary of the Grant Date (the “Time-Based Restriction”).

Page 22